                                                                     EXHIBIT 4.2

                          AMENDMENT TO RIGHTS AGREEMENT

            THIS AMENDMENT TO RIGHTS AGREEMENT (this  "Amendment"),  dated as of
July 3, 2003, is between  DATATEC  SYSTEMS,  INC., a Delaware  corporation  (the
"Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as rights agent (the
"Rights Agent").

                                   WITNESSETH

            WHEREAS,  the Company  and the Rights  Agent  entered  into a Rights
Agreement dated as of February 24, 1998 (the "Rights Agreement"); and

            WHEREAS,  the  Rights  Agreement  was  subsequently  amended  by  an
Amendment To Rights  Agreement dated as of April 3, 2002 between the Company and the Rights Agent to amend the definition of "Acquiring Person;" and

            WHEREAS,  concurrently  with the execution  hereof,  the Company has entered  into that  certain  Note  Purchase  Agreement by and among the Company,
Palladin  Partners  I,  L.P.,  Palladin  Multi-Strategy   Partners,  L.P.,  DeAM
Convertible  Arbitrage  Fund,  Ltd.,  Palladin  Overseas  Fund,  Ltd.,  Palladin
Opportunity  Fund,  LLC,  and  Palladin  Overseas   Multi-Strategy   Fund,  Ltd.
(collectively,  the  "Investors")  dated  as of  July  3,  2003  (the  "Purchase
Agreement"); and

            WHEREAS,  the  Board  of  Directors  of the  Company  has  approved, authorized and adopted the Purchase Agreement and the transactions  contemplated thereby; and

            WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company; and

            WHEREAS, pursuant to a resolution duly adopted on June 23, 2003, the
Board of Directors of the Company has adopted and  authorized  the  amendment of the Rights Agreement to amend the definition of "Acquiring Person;" and

            WHEREAS,  the Board of  Directors  of the Company has  resolved  and determined  that such  amendment is desirable and  consistent  with, and for the purpose of  fulfilling,  the  objectives of the Board of Directors in connection with the original adoption of the Rights Agreement.

            NOW, THEREFORE,

            1.  Section 1(a) of the Rights  Agreement  is hereby  amended in its entirety to read as follows:

                (a) "Acquiring  Person" shall mean any Person (as such
            term is hereinafter  defined) who or which,  together with
            all   Affiliates   and   Associates  (as  such  terms  are
            hereinafter  defined)  of  such  Person,  after  the  date hereof, shall become the Beneficial Owner (as such term is hereinafter  defined) of 15% or more of the Common  Shares of the Company then outstanding, but shall not include the
            Company,  any  Subsidiary  (as  such  term is  hereinafter defined) of the Company,  any employee benefit plan of the
            Company or of any Subsidiary of the Company, or any entity holding  Common Shares for or pursuant to the terms of any such plan.  Notwithstanding  the foregoing,  neither Ralph
            Glasgal  nor  Christopher  J.  Carey,  shall be  deemed an
            Acquiring  Person  for  any  purpose  of  this  Agreement,
            provided,   that  each  such  Person   together  with  his
            Affiliates does not become the Beneficial  Owner of 20% or more of the  outstanding  shares  of  Common  Stock of the
            Company;   and  neither  Halifax  Fund,   L.P.,   Palladin
            Opportunity  Fund,  L.L.C.,  Palladin  Partners  I,  L.P.,
            Palladin Multi-Strategy  Partners,  L.P., DeAM Convertible
            Arbitrage Fund,  Ltd.,  Palladin  Overseas Fund, Ltd., nor
            Palladin  Overseas  Multi-Strategy  Fund,  Ltd.  shall  be deemed  an  Acquiring  Person  for  any  purpose  of  this
            Agreement.

                Notwithstanding the foregoing,  no Person shall become
            an "Acquiring  Person" as the result of an  acquisition of
            Common Shares by the Company which, by reducing the number of shares outstanding,  increases the proportionate number of shares beneficially owned by such Person to 15% or more of the  Common  Shares of the  Company  then  outstanding;
            provided,  however,  that if a  Person  shall  become  the
            Beneficial  Owner of 15% or more of the  Common  Shares of the Company then  outstanding by reason of share purchases by the Company and shall,  after such share  purchases  by the Company, become the Beneficial Owner of any additional
            Common  Shares of the  Company,  then such Person shall be deemed to be an "Acquiring  Person."  Notwithstanding  the foregoing,  if the  Board  of  Directors  of  the  Company determines in good faith that a Person who would otherwise be an  "Acquiring  Person,"  as  defined  pursuant  to the foregoing  provisions  of this  paragraph  (a), has become such inadvertently, and such Person divests as promptly as practicable  a sufficient  number of Common Shares so that such Person would no longer be an  "Acquiring  Person," as defined  pursuant  to the  foregoing  provisions  of  this paragraph  (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

            2. This Amendment to the Rights  Agreement  shall be effective as of the date of this Amendment,  and all references to the Rights  Agreement  shall, from and after such time, be deemed to be references to the Rights  Agreement as amended hereby.

            3. The  undersigned  officer of the Company  certifies  by execution hereof that this Amendment is in compliance  with the terms of Section 27 of the
Rights Agreement.

            4. This  Amendment  may be executed  in any number of  counterparts, each of such  counterparts  shall for all  purposes be deemed to be an original, and all  such  counterparts  shall  together  constitute  but  one and the  same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of  competent  jurisdiction  or other  authority  to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions  of this Amendment  shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                           DATATEC SYSTEMS, INC.

                                           By:    /s/ Mark J. Hirschhorn
                                                --------------------------------
                                           Name:  Mark J. Hirschhorn
                                           Title: CFO

                                           CONTINENTAL STOCK TRANSFER & TRUST
                                           COMPANY

                                           By:    /s/ Roger Bernhammer
                                                --------------------------------
                                           Name:       R. Bernhammer
                                           Title:      Vice Pres.

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